The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 3, 2025
February , 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX
50®Index and the iShares®MSCI EAFE ETF due January
28, 2027
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The notes are designed for investors who seek exposure to any appreciation of the lesser performing of the EURO
STOXX 50®Index and the iShares®MSCI EAFE ETF, which we refer to as the Underlyings, over the term of the notes.
Investors should be willing to forgo interest and dividend payments, while seeking repayment of at least 95.00% of their principal at maturity.
The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
Minimum denominations of $1,000 and integral multiples thereof
The notes are expected to price on or about February 25, 2025 and are expected to settle on or about February 28,
2025.
CUSIP: 48136BWY3
-2 of the accompanying
-12
of the accompanying product supp on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the SEC ) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1) Fees and Commissions (2) Proceeds to Issuer
Per note $1,000 $ $
Total $ $ $
(1)
See
Supplemental Use of Proceeds
in
this pricing supplement
for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $25.00 per
$1,000 principal amount note. See Plan of Distribution (Conflicts of Interest) in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $962.30 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See The Estimated Value of the Notes in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Underlyings: The EURO STOXX 50®Index (Bloomberg ticker:
SX5E) and the iShares®MSCI EAFE ETF
Participation Rate: At least 105.00% (to be provided in the
pricing supplement)
Pricing Date: On or about February 25, 2025
Original Issue Date (Settlement Date): On or about February
28, 2025
Observation Date*: January 25, 2027
Maturity Date*: January 28, 2027
* Subject to postponement in the event of a market disruption event and as described under General Terms of Notes Postponement
of a Determination Date Notes Linked to Multiple Underlyings
and General Terms of Notes Postponement of a Payment Date
in the accompanying product supplement
Payment at Maturity :
If the Final Value of each Underlying is greater than its Initial
Value, at maturity, you will receive a cash payment, for each
$1,000 principal amount note, of $1,000 plus the Additional
Amount.
If the Final Value of either Underlying is equal to or less than its
Initial Value, your payment at maturity will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
In no event, however, will the payment at maturity be less than
$950.00 per $1,000 principal amount note.
If the Final Value of either Underlying is less than its Initial
Value, you will lose up to 5.00% of your principal amount at maturity.
You are entitled to repayment of at least $950.00 per $1,000 principal amount note at maturity, subject to the credit risks of
JPMorgan Financial and JPMorgan Chase & Co.
Additional Amount:
The Additional Amount payable at maturity per $1,000 principal amount note will equal:
$1,000 × Lesser Performing Underlying Return × Participation
Rate
Lesser Performing Underlying: The Underlying with the
Lesser Performing Underlying Return
Lesser Performing Underlying Return: The lower of the
Underlying Returns of the Underlyings
Underlying Return:
With respect to each Underlying,
(Final Value Initial Value)
Initial Value
Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date
Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment
Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See The Underlyings Funds
Anti-Dilution Adjustments in the accompanying product
supplement for further information.
Subject to the impact of a change-in-law event as described under
Consequences of a Change-in-
in the accompanying product supplement. In the event of a change-in-
law event, we have the right, but not the obligation, to cause the calculation agent to determine on the change-in-law date, as defined in the accompanying product supplement, the payment at maturity. Under these circumstances, the payment at maturity will be determined prior to, and without regard to the closing values of the Underlyings on, the
Observation Date.

PS-2 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
Supplemental Terms of the Notes
Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical payment at maturity on the notes linked to two hypothetical Underlyings. The hypothetical payments set forth below assume the following:
an Initial Value for the Lesser Performing Underlying of 100.00; and
a Participation Rate of 105.00%.
The hypothetical Initial Value of the Lesser Performing Underlying of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of either Underlying. The actual Initial Value of each Underlying will be the closing value of that
Underlying on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under The Underlyings in this pricing supplement.
Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value of the Lesser
Performing Underlying
Lesser Performing
Underlying Return Additional Amount Payment at Maturity
165.00 65.00% $682.50 $1,682.50
150.00 50.00% $525.00 $1,525.00
140.00 40.00% $420.00 $1,420.00
130.00 30.00% $315.00 $1,315.00
120.00 20.00% $210.00 $1,210.00
110.00 10.00% $105.00 $1,105.00
105.00 5.00% $52.50 $1,052.50
101.00 1.00% $10.50 $1,010.50
100.00 0.00% N/A $1,000.00
99.00 -1.00% N/A $990.00
97.50 -2.50% N/A $975.00
95.00 -5.00% N/A $950.00
90.00 -10.00% N/A $950.00
80.00 -20.00% N/A $950.00
70.00 -30.00% N/A $950.00
60.00 -40.00% N/A $950.00
50.00 -50.00% N/A $950.00
40.00 -60.00% N/A $950.00
30.00 -70.00% N/A $950.00
20.00 -80.00% N/A $950.00
10.00 -90.00% N/A $950.00
0.00 -100.00% N/A $950.00

PS-3 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Lesser Performing Underlying
Returns. There can be no assurance that the performance of either Underlying will result in a payment at maturity in excess of $950.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
How the Notes Work
Upside Scenario:
If the Final Value of each Underlying is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Lesser Performing Underlying Return times the Participation Rate of at least
105.00%.
Assuming a hypothetical Participation Rate of 105.00%, if the closing value of the Lesser Performing Underlying increases 10.00%, investors will receive at maturity a return equal to 10.50%, or $1,105.00 per $1,000 principal amount note.
Par Scenario:
If (i) the Final Value of one Underlying is greater than its Initial Value and the Final Value of the other Underlying is equal to its Initial
Value or (ii) the Final Value of each Underlying is equal to its Initial Value, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Value of either Underlying is less than its Initial Value, investors will lose 1% of the principal amount of their notes for every
1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value, provided that the payment at maturity will not be less than $950.00 per $1,000 principal amount note.
For example, if the closing value of the Lesser Performing Underlying declines 2.50%, investors will lose 2.50% of their principal amount and receive only $975.00 per $1,000 principal amount note at maturity.
For example, if the closing value of the Lesser Performing Underlying declines 50.00%, investors will lose 5.00% of their principal amount and receive only $950.00 per $1,000 principal amount note at maturity.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the Risk Factors sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
THE NOTES MAY NOT PAY MORE THAN 95.00% OF THE PRINCIPAL AMOUNT AT MATURITY
If the Final Value of either Underlying is less than its Initial Value, you will lose 1% of the principal amount of your notes for every
1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value, provided that the payment at maturity will not be less than $950.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase
& Co. Accordingly, under these circumstances, you will lose up to 5.00% of your principal amount at maturity and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.
Investors are dependent on our and JPMorgan Chase & Co. s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co. s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.
YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING UNDERLYING.
THE NOTES DO NOT PAY INTEREST.
YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY EITHER
UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
WE MAY DETERMINE THE PAYMENT AT MATURITY FOR YOUR NOTES EARLY IF A CHANGE-IN-LAW EVENT OCCURS
If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a change-in-law event, we may, in our sole and absolute discretion, cause the calculation agent to determine the payment at maturity for your notes bedded
option representing the amount payable on the notes at maturity) and the value of the embedded fixed-income debt component at maturity, each as determined on the date on which the calculation agent determines that a change-in-law event has occurred, which may be significantly earlier than the Observation Date. Under these circumstances, the amount due and payable on your notes will be due and payable only at maturity, and that amount will not reflect any appreciation of the Underlyings after such early determination. eneral Terms of Notes Consequences of a Change-in-
supplement for more information.

PS-5 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
LACK OF LIQUIDITY
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Participation Rate.
Risks Relating to Conflicts of Interest
POTENTIAL CONFLICTS
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co. s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to Risk Factors Risks Relating to Conflicts of Interest in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See The Estimated Value of the Notes in this pricing supplement.
THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS ESTIMATES
See The Estimated Value of the Notes in this pricing supplement.
THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See The Estimated Value of the Notes in this pricing supplement.
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See Secondary Market Prices of the Notes in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the

PS-6 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower)
than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See Risk
Factors Risks Relating to the Estimated Value and Secondary Market Prices of the Notes Secondary market prices of the notes will be impacted by many economic and market factors in the accompanying product supplement.
Risks Relating to the Underlyings
NON-U.S. SECURITIES RISK
The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDEX
The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index.
THERE ARE RISKS ASSOCIATED WITH THE FUND
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND S UNDERLYING INDEX AS WELL AS THE NET ASSET
VALUE PER SHARE
The Fund does not fully replicate its Underlying Index (as defined under The Underlyings below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its
Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND
Because the prices of the non-U.S. equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

PS-7 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-8 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
The Underlyings
The Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Index and STOXX are the which are used under license. The notes based on the Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional
The STOXX Benchmark Indices
supplement.
The Fund is an exchange-traded fund of iShares®Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United
States and Canada, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index with respect to the Fund is currently the MSCI EAFE®Index. The MSCI EAFE®Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets, excluding the United States and Canada. For additional information
The iShares®.
Historical Information
The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January
3, 2020 through January 24, 2025. The closing value of the Index on January 29, 2025 was 5,230.66. The closing value of the Fund on January 29, 2025 was $79.12. We obtained the closing values above and below from the Bloomberg Professional®service
. The closing values of the Fund above and below may have been adjusted by
Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of either Underlying on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Underlyings will result in a payment at maturity in excess of $950.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-9 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
Tax Treatment
Tax Consequences to U.S. Holders Notes with a Term of More than One Year Notes Treated as Contingent
Payment Debt Instruments no. 3-I. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the nt is
respected, as discussed in that subsection, you generally will be required to accrue original issue discount on your notes in otes until
maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of
Section 871(m) of the Code and Treasury regulations promulgated th tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January
1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal
Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The d
Tax Consequences to U.S. Holders Notes with a Term of More
than One Year ) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

PS-10 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
Comparable Yield and Projected Payment Schedule
We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule
(or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. The comparable yield for the notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see Selected Risk Considerations Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co. s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See Selected Risk Considerations Risks Relating to the Estimated Value and Secondary Market Prices of the Notes The
Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see Risk Factors Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes Secondary market prices of the notes will be impacted by many economic and market factors in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the

PS-11 | Structured Investments
Notes Linked to the Lesser Performing of the EURO STOXX 50®
Index and
the iShares®MSCI EAFE ETF
stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See Selected Risk Considerations Risks Relating to the Estimated Value and Secondary Market Prices
of the Notes The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May
Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See Hypothetical Payout Profile and How the Notes Work in this pricing supplement for an illustration of the risk-return profile of the notes and The in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co. s CIK is 19617. As used in this pricing supplement, we, us and our refer to JPMorgan Financial.